                                                                  EXHIBIT (A)(9)

     FOR IMMEDIATE RELEASE                                          May 8, 1998


ARCO BEGINS ALL-CASH TENDER OFFER
---------------------------------

FOR UNION TEXAS PETROLEUM COMMON SHARES;
----------------------------------------

OFFER TO EXPIRE JUNE 5, UNLESS EXTENDED
---------------------------------------

    LOS ANGELES -- ARCO (NYSE: ARC) today commenced its previously announced all-cash tender offer for all outstanding shares of Union Texas Petroleum (NYSE:
UTH) common stock at a price of $29 per share. The offer is scheduled to expire at 12:00 midnight, Eastern Daylight Time, on Friday, June 5, unless extended.

    A notice of the tender offer appears in today's New York Times. A Schedule 14 D-1 and related documents are being filed today with the Securities and Exchange Commission.
    Offer documents will be mailed to all Union Texas shareholders beginning Monday, May 11.

    As of  March 31, 1998, Union Texas had approximately 85.25 million shares
outstanding.   As previously announced, the offer has been approved by the Union
Texas Board of Directors and ARCO has obtained a commitment from Kohlberg Kravis Roberts & Co. to tender its holdings of 25.6 percent of the outstanding Union Texas common shares pursuant to the tender offer.

    Morgan Stanley Dean Witter is acting as dealer-manager for the offer. D. F. King is the information agent. Copies of the offering documents may be obtained by calling
D. F. King at (toll free) 800-628-8528.

    ARCO is a Los Angeles-based integrated oil and gas company with 1997 earnings of $1.8 billion and global assets of $25.3 billion. Worldwide operations include all aspects of exploration, production and marketing of crude oil, natural gas, and natural gas liquids, as well as refining, marketing and transportation of petroleum products. ARCO is also the majority owner of ARCO Chemical Company.

                                   # # #

For information, call: (media) Albert Greenstein, 213-486-3384
                    (investors) Dennis Schiffel, 213-486-3384